Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-231751

Pricing Supplement dated November 22, 2019 to the
Product Prospectus Supplement MLN-EI-1 dated June 19, 2019 and
Prospectus Dated June 18, 2019
The Toronto-Dominion Bank $554,000 S&P 500® Index-Linked Capped Contingent Absolute Return Barrier Notes Due December 24, 2020

The Toronto-Dominion Bank (“TD” or “we”) has offered the Capped Contingent Absolute Return Barrier Notes (the “Notes”) linked to the performance of the S&P 500® Index (the “Reference Asset”).
The Notes provide unleveraged participation in any percentage increase in the Reference Asset from the Initial Value to the Final Value, subject to the Maximum Upside Redemption Amount of $1,084.00, and also provide unleveraged inverse participation in any percentage decrease from the Initial Value to the Final Value but only if the Final Value is greater than or equal to the Barrier Value.
The “Percentage Change” for the Reference Asset is the quotient, expressed as a percentage, of (i) the Final Value minus the Initial Value divided by (ii) the Initial Value. If the Percentage Change is positive (meaning that the Final Value is greater than the Initial Value), then the percentage return on the Notes will be positive and equal to the Percentage Change, subject to the Maximum Upside Redemption Amount. If the Percentage Change is between 0% and -20%, inclusive (meaning that the Final Value is less than or equal to the Initial Value but greater than or equal to the Barrier Value), then the percentage return on the Notes will be positive and equal to the absolute value of the Percentage Change (the “Contingent Absolute Return”). If the Percentage Change is less than -20% (meaning that the Final Value is less than the Barrier Value ), investors will lose will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value, and may lose their entire Principal Amount. In this scenario, investors will suffer a loss on their initial investment that is proportionate to the Percentage Change over the term of the Notes. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to 100% of their investment in the Notes if the Final Value is less than the Initial Value by more than 20%. Any payments on the Notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-6 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 in the product prospectus supplement MLN-EI-1 dated June 19, 2019 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 18, 2019 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on November 26, 2019 against payment in immediately available funds.
The estimated value of your Notes at the time the terms of your Notes were set on the Pricing Date was $992.40 per Note, as discussed further under “Additional Risk Factors — Estimated Value” beginning on page P-7 and “Additional Information Regarding the Estimated Value of the Notes” on page P-22 of this pricing supplement. The estimated value is less than the public offering price of the Notes.
	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD2
Per Note	$1,000.00	$5.00	$995.00
Total	$554,000.00	$2,770.00	$551,230.00
The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.
1 Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may have been as low as $995.00 (99.50%) per $1,000.00 Principal Amount of the Notes.
2 TD Securities (USA) LLC (“TDS”) will receive a commission of $5.00 (0.50%) per $1,000.00 Principal Amount of the Notes and will use all of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. TDS may resell the Notes to other securities dealers at the Principal Amount less a concession of $5.00 per Note. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

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S&P 500® Index-Linked Capped Contingent Absolute Return Barrier Notes Due December 24, 2020

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series E
Type of Note:	Capped Contingent Absolute Return Barrier Notes
Term:	Approximately 13 months
Reference Asset:	The S&P 500® Index (Bloomberg ticker: SPX)
CUSIP / ISIN:	89114R5Z5 / US89114R5Z51
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	November 22, 2019
Issue Date:	November 26, 2019, which is two Business Days following the Pricing Date.
Valuation Date:
December 22, 2020, subject to postponement as described under “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement, or If such day is not a Trading Day, the Valuation Date will be the next succeeding Trading Day.

Maturity Date:
December 24, 2020, subject to postponement as described under “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement, or if such day is not a Business Day, the next following Business Day.

Payment at Maturity:
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 Principal Amount of the Notes equal to the lesser of:
(i)     Principal Amount + (Principal Amount x Percentage Change); and
(ii)    The Maximum Upside Redemption Amount
If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than -20% (that is, the Percentage Change is between 0% and -20%), then the investor will receive an amount per $1,000 Principal Amount of the Notes equal to:
Principal Amount + (Principal Amount x Contingent Absolute Return)
In this scenario, due to the Barrier Value, the return on the Notes will not exceed 20%.
If, on the Valuation Date, the Percentage Change is less than -20% (that is, the Percentage Change is between -20% and -100%), then the investor will receive less than $1,000 per $1,000 Principal Amount of the Notes, calculated using the following formula:

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Principal Amount + (Principal Amount x Percentage Change)
If the Final Value is less than the Barrier Value, the investor will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	The Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value
Maximum Upside Redemption Amount:
$1,084.00 per Principal Amount of the Notes (108.40% of the Principal Amount of the Notes). As a result of the Maximum Upside Redemption Amount, the maximum return at maturity of the Notes in excess of the Principal Amount from any appreciation of the Reference Asset will be 8.40% of the Principal Amount of the Notes (assuming a public offering price of $1,000).

Initial Value:
3,110.29, which was the Closing Value of the Reference Asset on the Pricing Date, as determined by the Calculation Agent and subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Closing Value:	As described under “General Terms of the Notes—Closing Level” in the product prospectus supplement.
Final Value:	The Closing Value of the Reference Asset on the Valuation Date
Barrier Value:	2,488.23, which is 80% of the Initial Value
Contingent Absolute Return:	The absolute value of the Percentage Change (e.g., a -5.00% Percentage Change will equal a 5.00% Contingent Absolute Return).
Monitoring Period:	Valuation Date Monitoring
Trading Day:	As described under “General Terms of the Notes—Special Calculation Provisions—Trading Day” in the product prospectus supplement.
Business Day:	As described under “General Terms of the Notes—Special Calculation Provisions—Business Day” in the product prospectus supplement.
U.S. Tax Treatment:
By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes for U.S. federal income tax purposes as prepaid derivative contracts with respect to the Reference Asset. Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, and the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as discussed further under “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplement.

Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
Calculation Agent:	TD

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Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Description of the Debt Securities—Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the prospectus.

Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.

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Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement MLN-EI-1 (the “product prospectus supplement”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated June 18, 2019:
http://www.sec.gov/Archives/edgar/data/947263/000119312519175701/d741334d424b3.htm
◾	Product Prospectus Supplement MLN-EI-1 dated June 19, 2019:
http://www.sec.gov/Archives/edgar/data/947263/000114036119011262/form424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

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Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus.
You should carefully consider whether the Notes are suited to your particular circumstances. Accordingly, investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and you may lose up to your entire investment in the Notes if there is a decline in the value of the Reference Asset by more than 20% from the Initial Value to the Final Value. Specifically, if the Final Value is less than the Initial Value by more than 20%, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value, and may lose your entire Principal Amount.
The Return on Your Notes May Change Significantly Despite Only a Small Change in the Final Value.
If the Final Value is less than the Barrier Value, you will receive less than the Principal Amount of your Notes and you could lose all or a substantial portion of your investment in the Notes. This means that, while a decrease in the Reference Asset by up to 20% from the Initial Value to the Final Value will result in a positive return equal to the Contingent Absolute Return, any additional decrease in the Final Value will instead result in a loss of 1% of the Principal Amount of your Notes for each 1% negative Percentage Change, up to the entire Principal Amount of your Notes.
The Notes Do Not Pay Interest and Any Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having a comparable maturity. The return, if any, that you will receive on the Notes may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity.
Your Potential Return From Any Possible Increases in the Level of the Reference Asset Will Be Limited By The Maximum Upside Redemption Amount And May Be Less Than The Return On A Hypothetical Direct Investment In The Reference Asset.
The opportunity to participate in the possible increases in the level of the Reference Asset through an investment in the Notes will be limited because, if the level of the Reference Asset increases over the term of the Notes, the Payment at Maturity will not exceed the Maximum Upside Redemption Amount. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a note directly linked to the performance of the Reference Asset or made a hypothetical direct investment in the Reference Asset or in the stocks comprising the Reference Asset (the “Reference Asset Constituents”).
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent or another of our affiliates may make a market for the Notes; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the Principal Amount irrespective of the then-current value of the Reference Asset, and as a result, you may suffer substantial losses.

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If the Value of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Reference Asset and any payment on the Notes at maturity will be based solely on the Final Value of the Reference Asset. Changes in the value of the Reference Asset may not result in a comparable change in the market value of your Notes. Even if the Closing Value of the Reference Asset remains greater than or equal to the Barrier Value or increases to greater than the Initial Value during the life of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Owning the Notes is Not the Same as Owning the Reference Asset Constituents and the Contingent Absolute Return feature is Not the Same as Taking a Short Position Directly in the Reference Asset Constituents.
The return on your Notes may not reflect the return you would realize if you actually owned the Reference Asset Constituents. For instance, because of the Barrier Value, your return on the Notes from any percentage decline of the Reference Asset will not exceed 20%. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions paid on the Reference Asset Constituents during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the Payment at Maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights that a holder of the Reference Asset Constituents may have. Further, even if the Percentage Change is negative and the Final Value is greater than or equal to the Barrier Value, the return on the Notes will not reflect the return you would realize if you actually took a short position directly in the Reference Asset Constituents. For example, to maintain a short position in a Reference Asset Constituent, you would have to pay dividend payments (if any) to the entity that lends you the Reference Asset Constituent for your short sale, and you could receive certain interest payments (the short interest rebate) from the lender.
There Are Market Risks Associated with the Reference Asset.
The value of the Reference Asset can rise or fall sharply due to factors specific to it, the Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Asset. For additional information, see “Information Regarding the Reference Asset” in this pricing supplement.
Estimated Value
The Estimated Value of Your Notes Is Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes is less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes is based on our internal pricing models. Our pricing models take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not

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obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amounts payable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the amounts payable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the product prospectus supplement.
We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor.
S&P Dow Jones Indices LLC, the sponsor of the Reference Asset (the “Index Sponsor”) is not an affiliate of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the Index Sponsor, including any actions of the type that would require the Calculation Agent to adjust any amount payable on the Notes. The Index Sponsor has no obligation of any sort with respect to the Notes. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of, or return on, the Notes. Except pursuant to the license agreement with the Index Sponsor as specified under “Information About the Reference Asset” below, none of the proceeds from the issuance of the Notes will be delivered to the Index Sponsor.
The Reference Asset Reflect Price Return, not Total Return.
The return on your Notes is based on the performance of the Reference Asset, which reflect the changes in the market prices of its Reference Asset Constituents. They are not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Reference Asset Constituents. The return on your Notes will not include such a total return feature or dividend component.
Trading and Business Activities by the Bank or its Affiliates May Adversely Affect the Market Value of, and Any Amount Payable on, the Notes.
We, the Agent and our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the values of the Reference Asset or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the values of the Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and our other affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and our affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent or our other affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or one or more Reference

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Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us, the Agent or one or more of our other affiliates or the Agents or their affiliates may affect the value of a Reference Asset or one or more Reference Asset Constituents and, therefore, the market value of the Notes and the Payment at Maturity, if any.
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement, and the section entitled “Material U.S. Federal Income Tax Consequences” below. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences.” If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

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Hypothetical Returns
The examples and table set out below are included for illustration purposes only and are hypothetical examples only: amounts below may have been rounded for ease of analysis. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Values, the Final Values or the values of the Reference Asset on any Trading Day prior to the Maturity Date. All examples assume a Maximum Upside Redemption Amount of $1,084.00, a Barrier Value equal to 80% of the Initial Value, that a holder purchased Notes with an aggregate Principal Amount of $1,000 and that no Market Disruption Event occurs on the Valuation Date. The actual terms of the Notes are indicated on the cover hereof.
Example 1 —	Calculation of the Payment at Maturity if the Percentage Change is positive.
	Percentage Change:	5.00%
	Payment at Maturity:
The lesser of (i) $1,000.00 + ($1,000.00 x 5.00%) and (ii) Maximum Upside Redemption Amount
= the lesser of (i) $1,000.00 + $50.00 and (ii) $1,084.00
= the lesser of (i) $1,050.00 and (ii) $1,084.00.
= $1,050.00.

	On a $1,000.00 investment, a 5.00% Percentage Change results in a Payment at Maturity of $1,050.00, a 5.00% return on the Notes.

Example 2 —	Calculation of the Payment at Maturity if the Percentage Change is positive and the Payment at Maturity is subject to the Maximum Upside Redemption Amount.
	Percentage Change:	10.00%
	Payment at Maturity:
The lesser of (i) $1,000.00 + ($1,000.00 x 10.00%) and (ii) Maximum Upside Redemption Amount
= the lesser of (i) $1,000.00 + $100.00 and (ii) $1,084.00
= the lesser of (i) $1,100.00 and (ii) $1,084.00.
= $1,084.00.

	On a $1,000.00 investment, a 10.00% Percentage Change results in a Payment at Maturity equal to the Maximum Upside Redemption Amount of $1,084.00, an 8.40% return on the Notes.

Example 3 —	Calculation of the Payment at Maturity if the Percentage Change is zero.
	Percentage Change:	0.00%
	Payment at Maturity:	At maturity, if the Percentage Change is zero, then the Payment at Maturity will equal the Principal Amount.
	On a $1,000.00 investment, a 0.00% Percentage Change results in a Payment at Maturity of $1,000.00, a 0.00% return on the Notes.

Example 4 —	Calculation of the Payment at Maturity if the Percentage Change is negative but not by more than -20%.
	Percentage Change:	-15.00%
	Payment at Maturity:	= $1,000 + ($1,000 x 15.00%) = $1,000 + $150.00 = $1,150.00.
	On a $1,000.00 investment, a -15.00% Percentage Change results in a Payment at Maturity of $1,150.00, a 15.00% return on the Notes.

TD SECURITIES (USA) LLC	P-10

Example 5 —	Calculation of the Payment at Maturity if the Percentage Change is negative by more than -20%.
Percentage Change:	-45.00%
Payment at Maturity:	= $1,000.00 + ($1,000.00 x -45.00%) = $1,000.00 - $450.00 = $550.00.

On a $1,000.00 investment, a -45.00% Percentage Change results in a Payment at Maturity of $550.00, a -45.00% return on the Notes. If the Final Value is less than the Barrier Value, the investor will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.

The following table shows the return profile for the Notes on the Maturity Date, assuming that the investor purchased the Notes with an aggregate Principal Amount of $1,000 and held the Notes until the Maturity Date. The returns and losses illustrated in the following table are not estimates or forecasts of the Percentage Change or the return or loss on the Notes. Neither TD nor the Agent is predicting or guaranteeing any gain or particular return on the Notes.

Hypothetical Percentage Change	Hypothetical Payment at Maturity ($)	Hypothetical Return on Notes (%)
40.00%	$1,084.00	8.40%
30.00%	$1,084.00	8.40%
20.00%	$1,084.00	8.40%
15.00%	$1,084.00	8.40%
10.00%	$1,084.00	8.40%
8.40%	$1,084.00	8.40%
8.00%	$1,080.00	8.00%
6.00%	$1,060.00	6.00%
4.00%	$1,040.00	4.00%
2.00%	$1,020.00	2.00%
0.00%	$1,000.00	0.00%
-2.00%	$1,020.00	2.00%
-4.00%	$1,040.00	4.00%
-6.00%	$1,060.00	6.00%
-8.00%	$1,080.00	8.00%
-10.00%	$1,100.00	10.00%
-20.00%	$1,200.00	20.00%
-30.00%	$700.00	-30.00%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-75.00%	$250.00	-75.00%
-100.00%	$0.00	-100.00%

TD SECURITIES (USA) LLC	P-11

Information Regarding the Reference Asset
All disclosures contained in this document regarding the Reference Asset, including, without limitation, their make-up, methods of calculation, and changes in any Reference Asset Constituents, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the Index Sponsor. The Index Sponsor owns the copyright and all other rights to the Reference Asset and has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. None of the websites referenced in the Reference Asset description below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference.

S&P 500® Index

The S&P 500® Index (the “SPX”) includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on the NYSE. The Index Sponsor chooses companies for inclusion in the SPX with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Although the SPX contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the SPX prior to July 31, 2017 may be represented by multiple share class lines in the SPX. The SPX is calculated, maintained and published by the Index Sponsor and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: us.spindices.com/indices/equity/sp-500 and spdji.com/. We are not incorporating by reference the websites or any material they include herein or in any other document incorporated by reference.
The Index Sponsor intends for the SPX to provide a performance benchmark for the large-cap U.S. equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Constituent changes are generally announced one to five Business Days prior to the change. Relevant criteria for additions to the SPX that are employed by the Index Sponsor include: the company proposed for addition should have an unadjusted company market capitalization of $8.2 billion or more and a security-level float-adjusted market capitalization of $4.1 billion or more (for spin-offs, eligibility is determined using when-issued prices, if available); using composite pricing and volume, the ratio of annual dollar value traded in the proposed constituent to float-adjusted market capitalization of that company should be 1.00 or greater and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date; the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or IEX (each, an “eligible exchange”)); the proposed constituent has a public float of 50% or more of its stock; the inclusion of the company will contribute to sector balance in the SPX relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for initial public offerings, the company must be traded on an eligible exchange for at least twelve months. In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the SPX without meeting the financial viability, public float and/or liquidity eligibility criteria if the S&P Index Committee decides that such an addition will enhance the representativeness of the SPX as a market benchmark. Certain types of organizational structures and securities are always excluded, including business development companies, limited partnerships, master limited partnerships, limited liability companies, OTC bulletin board issues, closed-end funds, exchange-traded funds, exchange-traded notes, royalty trusts, tracking stocks, preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts. SPX Constituents are deleted from the SPX when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. SPX Constituents that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in the Index Sponsor’s discretion. The Index Sponsor evaluates additions and deletions with a view to maintaining SPX continuity.
For constituents included in the SPX prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the SPX, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions. It is possible that one listed share class line of a company may be included in the SPX while a second listed share class line of the same company is excluded. For companies that issue a second publicly traded share class to the SPX share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.
As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a constituent company of the SPX Index reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the SPX Index at the discretion of the S&P Index Committee.

TD SECURITIES (USA) LLC	P-12

As of October 31, 2019, the 500 companies included in the Reference Asset were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Information Technology (22.3%); Health Care (14.0%); Financials (13.0%); Communication Services (10.4%); Consumer Discretionary (10.0%); Industrials (9.2%); Consumer Staples (7.4%); Energy (4.3%); Utilities (3.5%); Real Estate (3.1%); and Materials (2.7%). (Sector designations are determined by the Index Sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.) As of the close of business on September 21, 2018, the Index Sponsor and MSCI Inc. updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Industry Classification Sector structure changes were effective for the S&P 500® Index as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing.
Calculation of the SPX
The SPX is calculated using a base-weighted aggregative methodology. The level of the SPX on any day for which a level is published is determined by a fraction, the numerator of which is the aggregate of the market price of each SPX Constituent times the number of shares of such Reference Asset Constituent, and the denominator of which is the divisor, which is described more fully below. The “market value” of any Reference Asset Constituent is the product of the market price per share of that Reference Asset Constituent times the number of the then-outstanding shares of such Reference Asset Constituent that are then included in the SPX.
The SPX is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by the Index Sponsor that is intended to maintain conformity in the SPX levels over time and is adjusted for all changes in the Reference Asset Constituents’ share capital after the “base date” as described below. The level of the SPX reflects the total market value of all Reference Asset Constituents relative to the SPX’s base date of 1941-43.
In addition, the SPX is float-adjusted, meaning that the share counts used in calculating the SPX reflect only those shares available to investors rather than all of a company’s outstanding shares. The Index Sponsor seeks to exclude shares held by certain shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, publicly traded companies that hold shares for control in another company, strategic partners, holders of restricted shares, employee stock ownership plans, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (except government retirement or pension funds) and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “control holders”). To this end, the Index Sponsor excludes all share-holdings (other than depositary banks, pension funds, mutual funds, exchange-traded fund providers, 401(k) plans of the company, government retirement and pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations, savings plans and investment plans) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in SPX calculations.
The exclusion is accomplished by calculating an Investable Weight Factor (IWF) for each Reference Asset Constituent that is part of the numerator of the float-adjusted index fraction described above:
IWF = (available float shares)/(total shares outstanding)
where available float shares is defined as total shares outstanding less shares held by control holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

TD SECURITIES (USA) LLC	P-13

Maintenance of the SPX
In order to keep the SPX comparable over time the Index Sponsor engages in a SPX maintenance process. The SPX maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the SPX, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the SPX methodology, at least once within any 12 month period, the S&P Index Committee reviews the SPX methodology to ensure the SPX continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the SPX, or investment and financial experts.
Divisor Adjustments
The two types of adjustments primarily used by the Index Sponsor are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the SPX. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected Reference Asset Constituent and consequently of altering the aggregate market value of the Reference Asset Constituents following the event. In order that the level of the SPX not be affected by the altered market value (which could be an increase or decrease) of the affected Reference Asset Constituent, the Index Sponsor generally derives a new divisor by dividing the post-event market value of the Reference Asset Constituents by the pre-event SPX level, which has the effect of reducing the SPX’s post-event level to the pre-event level.
Changes to the Number of Shares of a Constituent
The SPX maintenance process also involves tracking the changes in the number of shares included for each of the Reference Asset Constituents. The timing of adjustments to the number of shares depends on the type of event causing the change, and whether the change represents 5% or more of the total share count (for companies with multiple share class lines, the 5% threshold is based on each individual share class line rather than total company shares). Changes as a result of mergers or acquisitions are implemented when the transaction occurs. At the Index Sponsor’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made at the quarterly share updates as described below. Changes in a constituent’s total shares of 5% or more due to public offerings (which must be underwritten, have a publicly available prospectus or prospectus summary filed with the Securities and Exchange Commission and include a public confirmation that the offering has been completed) are implemented as soon as reasonably possible. Other changes of 5% or more are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. For changes of less than 5%, on the third Friday of the last month in each calendar quarter, the Index Sponsor updates the share totals of companies in the SPX as required by any changes in the number of shares outstanding. The Index Sponsor implements a share / IWF freeze beginning after the market close on the Tuesday preceding the second Friday of each quarterly rebalancing month and ending after the market close on the third Friday of the quarterly rebalancing month. During this frozen period, shares and IWFs are not changed except for certain corporate action events (merger activity, stock splits and rights offerings).
Adjustments for Corporate Actions
There is a large range of corporate actions that may affect companies included in the SPX. Certain corporate actions require the Index Sponsor to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the level of the SPX from changing as a result of the corporate action. This helps ensure that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX.
Spin-Offs
As a general policy, a spin-off security is added to the SPX at a zero price at the market close of the day before the ex-date (with no divisor adjustment). The spin-off security will remain in the SPX if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the SPX, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). If there is a gap between the ex-date and distribution date (or payable date), or if the spin-off security does not trade regular way on the ex-date, the spin-off security is kept in the SPX until the spin-off security begins trading regular way.

TD SECURITIES (USA) LLC	P-14

Several additional types of corporate actions, and their related adjustments, are listed in the table below.
Corporate Action	Share Count Revision Required?	Divisor Adjustment Required?

Stock split	Yes – share count is revised to reflect new count.	No – share count and price changes are off-setting
Change in shares outstanding (secondary issuance, share repurchase and/or share buy-back)	Yes – share count is revised to reflect new count.	Yes
Special dividends	No	Yes – calculation assumes that share price drops by the amount of the dividend; divisor adjustment reflects this change in index market value
Change in IWF	No	Yes – divisor change reflects the change in market value caused by the change to an IWF
Company added to or deleted from the SPX	No	Yes – divisor is adjusted by the net change in market value, calculated as the shares issued multiplied by the price paid
Rights Offering	No	Yes – divisor adjustment reflects increase in market capitalization (calculation assumes that offering is fully subscribed)

Recalculation Policy
The Index Sponsor reserves the right to recalculate and republish the SPX at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed corporate event; (3) incorrect application of corporate action or SPX methodology; (4) late announcement of a corporate event; or (5) incorrect calculation or data entry error. The decision to recalculate the SPX is made at the discretion of the index manager and/or index committee, as further discussed below. The potential market impact or disruption resulting from the potential recalculation is considered when making any such decision. In the event of an incorrect closing price, a missed corporate event or a misapplied corporate action, a late announcement of a corporate event, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, the index manager may, at his or her discretion, recalculate the SPX without involving the index committee. In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the SPX should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of Reference Asset Constituents, the index committee shall determine whether or not to recalculate the SPX following specified guidelines. In the event that the SPX is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.
Calculations and Pricing Disruptions
Closing levels for the SPX are calculated by the Index Sponsor based on the closing price of the individual constituents of the SPX as set by their primary exchange. Closing prices are received by the Index Sponsor from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Prices used for the calculation of real time SPX levels are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.
If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spdji.com indicating any changes to the prices used in SPX calculations. In extreme circumstances, the Index Sponsor may decide to delay SPX adjustments or not publish the SPX. Real-time indices are not restated.
Unexpected Exchange Closures
An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.
To a large degree, the Index Sponsor is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. The Index Sponsor’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.
NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.
3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, the Index Sponsor also uses 3:00 PM ET as the cutoff.

TD SECURITIES (USA) LLC	P-15

If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, the Index Sponsor will take the following actions:
Market Disruption Prior to Open of Trading:
(i)    If all exchanges indicate that trading will not open for a given day, the Index Sponsor will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.
(ii)    If exchanges indicate that trading, although delayed, will open for a given day, the Index Sponsor will begin index calculation when the exchanges open.
Market Disruption Intraday:
(i)    If exchanges indicate that trading will not resume for a given day, the SPX level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday SPX levels will continue to use the last traded composite price until the primary exchange publishes official closing prices.

License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by the Index Sponsor. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of Standard & Poor’s Financial Services LLC. These trademarks have been sublicensed for certain purposes by us. The SPX is a product of the Index Sponsor and/or its affiliates and has been licensed for use by us.
The Notes are not sponsored, endorsed, sold or promoted by the Index Sponsor, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPX will accurately track SPX performance or provide positive investment returns. S&P and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX. It is possible that this trading activity will affect the value of the Notes.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

TD SECURITIES (USA) LLC	P-16

Historical Information
The graph below sets forth the information relating to historical performance of the Reference Asset. The graph below shows the daily historical Closing Values of the Reference Asset from November 22, 2009 through November 22, 2019.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg Professional® service (“Bloomberg”). The dotted line represents the Barrier Value of 2,488.23, which is equal to 80% of the Initial Value.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in a positive return on your initial investment.

S&P 500® Index (SPX)

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-17

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes as prepaid derivative contracts with respect to the Reference Asset. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss). The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences – Alternative Treatments” in the product prospectus supplement.
There may be also a risk that the IRS could assert that the Notes should not give rise to long-term capital gain or loss because the Notes offer, at least in part, short exposure to the Reference Asset.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to the 3.8% Medicare tax.
Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Notes.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and “FATCA”, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain from

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the taxable disposition of a Note or settlement at maturity generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Reference Asset Constituent Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code.  If any Reference Asset Constituent Issuer and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisor regarding the potential treatment of a Reference Asset Constituent Issuer as a USRPHC and the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2021.
Based on our determination that the Notes are not “delta-one” with respect to the Reference Asset or any U.S. Reference Asset Constituent, our counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, any Reference Asset Constituent or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

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Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non- U.S. or other taxing jurisdiction (including that of TD).

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS has agreed to purchase the Notes from TD at the public offering price less the underwriting discount specified on the cover hereof and will use all of that commission to allow selling concessions to other registered broker-dealers in connection with the distribution of the Notes. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The Notes will be offered to the public generally at the public offering price specified on the cover hereof, provided that certain fee-based advisory accounts may have agreed to purchase the Notes for as low as the price specified on the cover hereof and such registered broker-dealers may forgo, in their sole discretion, some or all of their selling concessions in connection with such sales. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions on the Pricing Date, and are set forth in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value for the Notes. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

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Validity of the Notes
In the opinion of Cadwalader, Wickersham & Taft LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated May 24, 2019 which has been filed as Exhibit 5.3 to the registration statement on Form F-3 filed by TD on May 24, 2019.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated May 24, 2019, which has been filed as Exhibit 5.2 to the registration statement on Form F‑3 filed by TD on May 24, 2019.

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